EXHIBIT 5.1

June 22, 2006

Moog Inc.

East Aurora, New York 14052-0018

Ladies and Gentlemen:

Re:

Registration Statement on Form S-8 (File No. 333-

).

We are delivering this opinion at your request in connection with the registration by Moog, Inc. (the “Company”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”), of 400,000 shares of the Company’s Class B Common Stock with a par value of $1.00, (the “Shares”), for issuance and sale pursuant to the above-referenced registration statement (the “Registration Statement”) under the Company’s Savings and Stock Ownership Plan (the “Plan”).

The opinion set forth in this letter is based upon (1) our review of (a) the Registration Statement, (b) the Plan, (c) originals, or copies authenticated to our satisfaction, of the Company’s Certificate of Incorporation, as amended and restated, its By-laws, as amended, and records of certain of its corporate proceedings and (d) such other certificates, opinions and instruments as we have deemed necessary and (2) our review of such published sources of law as we have deemed necessary.  We have assumed that when the Shares are sold appropriate certificates complying with applicable law evidencing the Shares will be properly executed.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HODGSON RUSS LLP

By:	/s/ John J. Zak
John J. Zak